Exhibit 10.8

INCENTIVE COMPENSATION PLAN

OF

ALCOA CORPORATION

(Effective November 1, 2016)

ARTICLE I - DEFINITIONS

For the purposes of this Incentive Compensation Plan (“Plan”), unless a different meaning is clearly required by the context:

AWARD YEAR means any calendar year for which awards are made to Eligible Employees.

BOARD means the Board of Directors of the Company, and includes the Executive Committee or any other duly authorized committee thereof when acting in lieu thereof and/or pursuant to authority delegated thereby.

BOARD COMMITTEE means the Compensation and Benefits Committee of the Board of Directors or such other committee selected by the Board of Directors comprised solely of independent directors.

COMMITTEE means the Incentive Compensation Committee and, with respect to awards for officers of the Company, the Compensation and Benefits Committee of the Board.

COMPANY means Alcoa Corporation and any successor thereto.

DEFERRED COMPENSATION PLAN means the Company’s Deferred Compensation Plans as amended from time to time.

DISABILITY means a mental or physical condition preventing the employee from performing his position satisfactorily, where a qualified physician designated by the Committee certifies that, in his opinion, the employee’s state of health is such that he should not be burdened with the responsibilities of his position even though he is not totally or permanently disabled.

ELIGIBLE EMPLOYEE has the meaning set forth in Article II, Section 2.

RETIREMENT means (a) termination of employment in which there is a right to immediate payment of a pension benefit under the provisions of any retirement plan or arrangement of the Company or a Subsidiary; or (b) termination of employment upon or after attaining age 65 regardless of pension eligibility.

SUBSIDIARY means any corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock of such corporation, and any corporation, partnership, joint venture, limited liability company or other business entity as to which the Company possesses a significant ownership interest, directly or indirectly, as determined by the Company.

ARTICLE II - PARTICIPATION

SECTION 1. Purpose. The purpose of the Plan is to provide annual cash incentive compensation for Eligible Employees if performance metrics for financial and non-financial performance established by the Committee from time to time are achieved. The Committee reserves the right to make adjustments to awards to reflect individual performance.

SECTION 2. Eligibility. Officers and other key employees of the Company and its Subsidiaries who have, in the sole judgment of the Committee, contributed to the management, growth, and success of some part or all of the business of those companies shall be eligible for awards under the Plan (referred to as “Eligible Employees”).

SECTION 3. Limits on awards. The aggregate amount of awards for any Award Year shall not exceed an amount determined by or in accordance with a procedure specified by the Board Committee. All awards shall be granted in accordance with guidelines approved from time to time by the Board Committee and any exceptions to the guidelines require the approval of the Board Committee.

ARTICLE III - AWARDS

SECTION 1. Determination. For each Award Year, the Committee shall make awards to such Eligible Employees in such individual amounts as it deems appropriate under the circumstances, taking into account individual performance and the financial and non-financial performance metrics established by the Committee for the Award Year.

SECTION 2. Cash awards. Except as otherwise determined by the Committee and except for awards or portions of awards which may be deferred, each award shall be paid in cash at a time determined by the Board Committee as soon as practicable following the Award Year, but in any event no later than March 15 of the year following the Award Year. Cash payment of awards shall be made from the general funds of the Company. In its discretion, the Company may establish one or more trusts or special funds from which awards may be paid.

SECTION 3. Deferred awards. Eligible Employees who are also eligible to participate in the Deferred Compensation Plan may defer all or part of their awards under this Plan in accordance with the terms of the Deferred Compensation Plan.

ARTICLE IV - ADMINISTRATION

SECTION 1. Committee. The Incentive Compensation Committee for the Plan shall be appointed by the Board and shall have exclusive power and authority to interpret and administer the Plan; provided however, that the Compensation and Benefits Committee of the Board shall have exclusive power and authority to interpret and administer the Plan with respect to and to make awards to Eligible Employees who are officers of the Company. The Incentive Compensation Committee may take all action, including the adoption of rules and regulations as it deems appropriate for the administration of the Plan and all determinations by the Committee shall be final and binding upon the Company, its Subsidiaries, Eligible Employees and their beneficiaries.

SECTION 2. Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan provided, however, that no such amendment, modification, suspension or termination shall affect any right or obligation with respect to any award theretofore made.

SECTION 3. Expenses. All expenses of administering the Plan shall be paid by the Company, which in turn may seek reimbursement from Subsidiaries. The cost of all awards incurred by the Company with respect to employees of any Subsidiary shall be reimbursed by the Subsidiary.

SECTION 4. Unsecured obligation. No Eligible Employee or other person shall, by virtue of any award or any unpaid installment thereof, have any interest whatever, either vested or contingent, in any property of the Company or its Subsidiaries.

SECTION 5. No rights to employment or awards. Participation in the Plan shall not give any employee the right to continued employment by the Company or its Subsidiaries. Holding the status of an Eligible Employee shall not give any employee the right to any award.

SECTION 6. Taxes. Each Eligible Employee is solely liable for any taxes due in regards to payments under this Plan, including but not limited to, federal, state, local, social security, foreign and excise taxes under Internal Revenue Code Section 409A if for any reason the Internal Revenue Service determines that amounts payable under this Plan are subject to the provisions of Section 409A.

SECTION 7. Construction. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any choice of law provisions which may indicate the application of the laws of another jurisdiction.

ARTICLE V - FORFEITURE AND PRO-RATA PAYMENTS

SECTION 1. Forfeiture of Incentive Compensation. If the Board learns of any misconduct by an Eligible Employee that contributed to the Company’s having to restate all or a portion of its financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the wrongdoer in a manner it deems appropriate. In determining what remedies to pursue, the Board shall take into account all relevant factors, including whether the restatement was the result of negligent, intentional or gross misconduct. The Board shall, to the full extent permitted by governing law, in all appropriate cases, require reimbursement of any award under the Plan (including any bonus or incentive compensation that has been deferred) if: a) the amount of the award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, b) the Eligible Employee engaged in intentional misconduct that caused or partially caused the need for the restatement, and c) the amount of the award that would have been awarded to the Eligible Employee had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board, in its full and complete discretion, may dismiss the Eligible Employee, authorize legal action for breach of fiduciary duty or take such other action to enforce the Eligible Employee’s obligations to the Company as the Board determines fit the facts surrounding the particular case. The Board may, in determining appropriate remedial action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such entities.

SECTION 2. Pro-rata Distribution upon Retirement. In the Committee’s discretion, if an Eligible Employee’s Retirement or termination of employment due to a Disability occurs during an Award Year, the Eligible Employee may be awarded a pro-rata portion of the award under the Plan that would have been paid for the Award Year had the Eligible Employee remained in active service through the end of the Award Year, based on the number of days of active service during the Award Year.

SECTION 3. Pro-rata Distribution upon a Change in Control. In the event of a Change in Control, as defined in the Alcoa Corporation 2016 Stock Incentive Plan, as the same may be amended from time to time, or any successor plan approved by the shareholders of the Company, Eligible Employees, at the discretion of the Committee, shall be paid a pro-rata portion of target incentive compensation for the Award Year, based on the days of service during the Award Year from the beginning of the Award Year through the date of the Change in Control. Such payment shall be made within 60 days of a Change in Control.

SECTION 4. Pro-rata distribution upon death. Upon the death of an Eligible Employee a pro-rata portion of the award for the Award Year shall be paid to the Eligible Employee’s beneficiary or beneficiaries, based on the number of days the Eligible Employee was actively employed during the Award Year.

ARTICLE VI - CLAIMS AND APPEALS

SECTION 1. Denied Claims and Appeals. If a claim by an Eligible Employee is denied, in whole or in part the Eligible Employee, or his or her representative will receive written notice from the plan administrator. This notice will include the reasons for denial, the specific plan provision involved, an explanation of how claims are reviewed, the procedure for requesting a review of the denied claim, and a description of the information that must be submitted with the appeal. The Eligible Employee, or his or her representative, may file a written appeal for review of a denied claim to the Committee. The process and the time frames for the determination claims and appeals are as follows:

(a) The plan administrator reviews initial claim and makes determination within 90 days of the date the claim is received.

(b) The plan administrator may extend the above 90-day period an additional 90 days if required due to special circumstances beyond control of plan administrator.

(c) The Eligible Employee, or his or her representative, may submit an appeal of a denied claim within 60 days of receipt of the denial.

(d) The plan administrator reviews and makes a determination on the appeal within 60 days of the date the appeal was received.

(e) The plan administrator may extend the above 60-day period an additional 60 days if required by special circumstances beyond the control of the plan administrator.

SECTION 2. Extension of Period to Determine Initial Claims or Appeals. In the case where the plan administrator requires an extension of the period to provide a determination on an initial claim or an appeal, the Plan will notify the Eligible Employee, or their representative, prior to the expiration of the initial determination period. The notification will describe the circumstances requiring the extension and the date a determination is expected to be made. If additional information is required from the Eligible Employee, the determination period will be suspended until the earlier of i) the date the information is received by the plan administrator or ii) 45 days from the date the information was requested.

SECTION 3. Exhaustion of Plan Remedies. Eligible Employees, or their representative, who having received an adverse appeal determination and thereby exhausted the remedies provided under this Plan, proceed to file suit in state or federal court, must file such suit within 180 days from the date of the adverse appeal determination notice.